UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2019

SPERO THERAPEUTICS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	SPRO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement

On June 12, 2019, Spero Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Novo Holdings A/S (the “Investor”), pursuant to which the Company will offer to the Investor, in a registered direct offering (the “Offering”), up to an aggregate of $10.0 million of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in two closings. The Company will offer 465,983 shares of Common Stock in the initial closing of the Offering at a negotiated purchase price of $10.73 per share, for aggregate gross proceeds to the Company of approximately $5.0 million, before deducting estimated offering expenses payable by the Company. The initial closing of the Offering is expected to occur on or about June 14, 2019, subject to the satisfaction of customary closing conditions.

In the second closing of the Offering, the Company will sell up to an additional $5.0 million of Common Stock to the Investor pursuant to the Purchase Agreement at a price per share equal to the volume weighted average price of the Common Stock for the ten consecutive trading days immediately preceding the date of the second closing. The date of the second closing will be the earlier of (i) the eleventh trading day immediately following the date of the Company’s public announcement of pharmacokinetic data from the lead-in cohort in the Company’s pivotal Phase 3 clinical trial of SPR994 (the “SPR994 Data Disclosure Date”) or (ii) June 30, 2020, subject to the satisfaction of certain conditions set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the Investor shall have no obligation to purchase shares of Common Stock in the second closing, and the second closing shall not occur, if, prior to and continuing as of the SPR994 Data Disclosure Date, the Company shall have ceased all research and development (including clinical development) of SPR720. In no event shall the Company be obligated to issue a number of shares of Common Stock that, when combined with the shares of Common Stock issued in the initial closing of the Offering, would require approval of the Company’s stockholders pursuant to Nasdaq Rule 5635. Rather, in such case, the Company would be obligated to issue the maximum number of shares of Common Stock, as determined in accordance with the Purchase Agreement and pursuant to its other terms, that could be issued without requiring approval of the Company’s stockholders pursuant to Nasdaq Rule 5635.

The Company intends to use the net proceeds of the Offering to advance its SPR720 therapeutic program.

The Purchase Agreement contains customary representations, warranties, and agreements by the Company, and customary indemnification and other obligations of the Company and the Investor.

The shares of Common Stock being sold by the Company in the Offering are being offered and sold directly to the Investor, without a placement agent, underwriter, broker or dealer, pursuant to an effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2018 and subsequently declared effective on December 11, 2018 (File No. 333- 228661). Prior to the initial closing of the Offering, the Company will file a prospectus supplement with the SEC relating to the Offering. A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the shares of Common Stock issued in the initial closing of the Offering is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On June 13, 2019, the Company issued a press release announcing the Offering, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

10.1	Securities Purchase Agreement, dated as of June 12, 2019, by and between Spero Therapeutics, Inc. and Novo Holdings A/S.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).

99.1	Press release dated June 13, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2019	SPERO THERAPEUTICS, INC.

	By:	/s/ Joel Sendek
Joel Sendek
Chief Financial Officer and Treasurer